Exhibit 99.1

Above Food Corp., a Vertically Integrated Specialty Ingredients and Food Company, to List on NYSE Through Business Combination with Bite Acquisition Corp.

•	Above Food is a scaled, innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients to ~260 customers globally and consumer products to ~35,000 retail points of distribution

•	Well-positioned in a high-growth, US$200 billion plant-based market with multiple macroeconomic demand drivers, including food scarcity and insecurity, global supply chain disruption, ESG and sustainability and deepening sector appeal

•	Above Food’s vertically integrated sourcing, traceability systems, and regenerative supply chain enables a “Seed-to-Fork” platform that supports a complementary portfolio of ingredients and consumer products

•	Established global distribution network and customer contracts drive predictable revenue

•	Above Food is a high-growth business with projected fiscal year through January 2024 revenue of US$482 million and Adjusted EBITDA[1] of approximately US$23 million, representing 80% two year revenue CAGR. Above Food has a long-term Adjusted EBITDA margin target of approximately 15%

•	Proposed transaction implies a pro forma enterprise value of approximately US$319 million, representing a multiple of 13.66x on fiscal year ending in January of 2024 Adjusted EBITDA, and a 0.66x Revenue multiple

•	Expected to provide Above Food with approximately US$44 million of gross proceeds, of which US$9 million has already been committed, to fund future facility development and working capital purposes

1 Adjusted EBITDA is a non-GAAP measure. Refer to the investor presentation furnished with the Securities and Exchange Commission today by Bite Acquisition Corp. for more information, including a reconciliation of Adjusted EBITDA for historical periods to the most comparable GAAP measure.

New York, NY and Regina, Saskatchewan (May 1, 2023) –– Above Food Corp. (“Above Food” or the “Company”), an innovative food company leveraging its vertically integrated supply chain to deliver differentiated ingredients and consumer products, and Bite Acquisition Corp. (NYSE AMERICAN: BITE) (“Bite”), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement, which values the Company at a pro forma enterprise value of approximately US$319 million. Upon closing of the proposed transaction, Above Food will become a public company and is expected to be listed on the NYSE under the new ticker symbol "ABVE”.

Above Food is a differentiated, vertically integrated, plant-based ingredient and food company dedicated to regenerative agriculture and sustainable food technologies that create a healthier world. Above Food delivers nutritious food ingredients to its customers with traceability and sustainability, with margin enhancement that comes from maintaining oversight across the entire production value chain from seed to fork.

Above Food Chair, President and Chief Executive Officer Lionel Kambeitz stated, “We started Above Food with the intent to drive positive change across the entire food chain. More recently, as food insecurity escalates and the global food supply chains becomes more fragile and subject to disruption, we believe Above Food is well-positioned to ensure communities and consumers around the globe have access to nutritious ingredients that are grown and harvested according to sustainable farming methods.

“While our business spans regenerative agriculture, ingredients manufacturing, and consumer products – we believe the way in which we bring these businesses together makes Above Food a novel and differentiated solution to help tackle these growing global issues. We take custody of quality plant proteins from some of the best growing regions in the world, we utilize our complementary physical asset base of ingredient terminals and rail cars to consolidate our sourcing, and then we leverage those assets to create sought after and differentiated ingredients and CPG brands to generate value and enhance our margins.”

Alberto Ardura, Chair and CEO of Bite Acquisition Corp., said, “Our goal was to partner with an industry-leading, differentiated food company with strong fundamentals. We believe we found that combination in Above Food with its novel approach to driving value within the specialty ingredient and consumer products industry, and a highly energized and experienced management with great vision of where this industry is going to transition.

“We believe Above Food will be a first-of-its-kind public company within the food-based specialty ingredients sector – utilizing a vertically integrated business model that leverages its own source of supply and distribution infrastructure to create higher value formulations and products for the benefit of downstream customers in the ingredients and CPG space. This Seed-to-Fork platform allows for unique synergies that aren’t typically found in one place in the food industry, and we expect that will translate directly to a very attractive margin expansion that shareholders will enjoy for many years to come.”

Above Food’s Investment Highlights

•	Above Food leverages its vertically integrated sourcing, traceability systems and regenerative supply chain to enable a “Seed-to-Fork” platform that supports a synergistic portfolio of ingredients and consumer products.

•	Ownership and control of its supply chain entry points allow for superior economics supported by advantageous margins and sustainable long-term growth drivers.

•	US$200+ billion total addressable market opportunity across key plant-based substitute categories and other adjacencies, fueled by favorable macroeconomic tailwinds, including rising food insecurity and increasing supply chain risks.

•	Scaled and profitable operator servicing a diverse base of more than 260 top-quality customers and a footprint of over 35,000 retail points of distribution.

•	Owned and efficient production and processing facilities, capable of producing US$650 million of revenues (over twice the revenue they produced in fiscal year ended on January 2023), coupled with direct distribution channels enable higher margins and improved efficiencies.

•	Verification of quality and integrity through extensive food safety and food supply certifications, including BRC AA, HACCP, Regenerative Organic Certified (ROC), Gluten Free Certification Organization (GFCO), USDA Organic, Certified Kosher (COR), Vegan, Tested Glyphosate Clean, and Non-GMO Verified.

•	Ownership and control of proprietary seed genetics, and ongoing trait improvements through agronomy, production protocols and natural genetic selection.

•	Established industry leadership with extensive experience across the food production ecosystem and a strong commitment to Environmental, Social, and Governance (ESG) practices and standards.

Transaction Overview

The proposed transaction reflects a pro forma enterprise valuation of approximately US$319 million. Consideration will be 100% in the form of rollover shares and the proposed transaction is expected to provide approximately US$44 million of gross proceeds to fund future facility development and working capital. Above Food has already received US$9 million of investments from several high-profile strategic and financial investors including Lexington Capital (an alternative investments and development group focused on food & agriculture, water and real estate) and Grupo Vida (one of the largest oat manufacturers in the Americas with production and facilities in Mexico, Canada and Chile). These investors' financial commitment to Above Food is expected to generate significant commercial and operational synergies for Above Food in the years to come.

The transaction has been unanimously approved by the Board of Directors of Above Food and Bite, and closing, expected for the second half of 2023, is subject to satisfaction of customary closing conditions, including the approval of Bite shareholders.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in one or more Current Reports on Form 8-K to be filed by Bite with the Securities and Exchange Commission (“SEC”) and will be made available on the Above Food investor relations page at https://abovefood.com/investors.

Management and Governance

Existing Above Food shareholders, including management will roll over 100% of their equity into the combined company, and will remain majority shareholders with an approximate 70% ownership following the closing of the business combination.

Following the closing of the transaction, Above Food’s management team will continue to lead the Company. Key executives include Lionel Kambeitz, Chair, President, and Chief Executive Officer; Jason Zhao, Chief Financial Officer; Martin Williams, President and Chief Innovation Officer of Above Food Brands, Inc. (a wholly owned subsidiary of Above Food); Tyler West, CEO and President, Purely Canada Foods (a wholly owned subsidiary of Above Food); and Donato Sferra, Executive Vice President and Chief Corporate Development Officer.

At closing, Above Food’s Board of Directors will be comprised of seven members, three of whom will be co-nominated by Bite and certain strategic investors, and four of whom will be nominated by Above Food.

Webcast Information

Bite and Above Food management will host an investor conference call to discuss the proposed transaction today, May 1, 2023 at 8:30 a.m. ET.

To listen to the prepared remarks via telephone, dial 1 (800) 343-4849 (U.S.) or 1 (203) 518-9814 (international) and provide the conference ID “FOOD” to the operator. The remarks can also be accessed via webcast, which can be found on Above Food’s investor relations website or by clicking here. A replay will be available by accessing the webcast.

Advisors

BMO Capital Markets and EarlyBirdCapital are acting as financial advisors and capital markets advisors to Bite. BMO Capital Markets and ATB Capital Markets will act as co-lead placement agents in conjunction with EarlyBirdCapital, Haywood Securities, and Gravitas Finance, who will act as placement agents in connection with a PIPE. Latham & Watkins LLP and Gowling WLG (Canada) LLP are acting as legal counsels to Above Food. Greenberg Traurig LLP and MLT Aikins LLP are acting as legal counsels to Bite. Davis Polk & Wardwell LLP is acting as legal counsel to BMO Capital Markets.

About Above Food

Above Food Corp. is a differentiated, regenerative ingredient company that celebrates delicious products made with real nutritious, flavorful ingredients and delivered with transparency. Above Food’s vision is to create a healthier world — one seed, one field, and one bite at a time. With a robust chain of custody of plant proteins, enabled by scaled operations and infrastructure in primary agriculture and processing, Above Food delivers nutritious foods to businesses and consumers with traceability and sustainability. Above Food’s consumer products and brands are available online at www.abovefood.com and in leading grocers across Canada and the United States.

About Bite Acquisition Corp.

Bite Acquisition Corp is a special purpose acquisition company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Bite is led by Chair and CEO Alberto Ardura and a team of successful industry executives, and venture capital investors who have long track records of operating business in the restaurant and food industries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or events that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this Press Release, and on the current expectations of Above Food’s and Bite’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Above Food and Bite. These forward-looking statements are subject to a number of risks and uncertainties, including (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company, the expected benefits of the proposed transaction or that the approval of the stockholders of Bite or Above Food is not obtained, any of the other conditions to closing are not satisfied or that events or other circumstances give rise to the termination of the business combination agreement relating to the proposed transaction; (iii) changes to the structure of the proposed transaction that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining the necessary regulatory approvals; (iv) the ability to meet stock exchange listing standards following the consummation of the proposed transaction; (v) the risk that the proposed transaction disrupts current plans and operations of Above Food as a result of the announcement and consummation of the proposed transaction; (vi) failure to realize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (vii) costs related to the proposed transactions; (viii) changes in applicable law or regulations; (ix) risks relating to the uncertainty of the projected financial information with respect to Above Food; (x) the outcome of any legal proceedings that may be instituted against Bite or Above Food; (xi) the effects of competition on Above Food’s future business; (xii) the impact of the COVID-19 pandemic on Above Food’s business; (xiii) the ability of Bite or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the proposed transaction or in the future; (xiv) the enforceability of Above Food’s intellectual property rights, including its copyrights, patents, trademarks and trade secrets, and the potential infringement on the intellectual property rights of others; (xv) Above Food’s ability to execute its planned acquisition strategy, including to successfully integrate completed acquisitions and realize anticipated synergies; and (xvi) those factors discussed under the heading “Risk Factors” in Bite's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023, and other documents filed, or to be filed, by Bite and/or Above Food (in case of Above Food, pursuant to the business combination agreement, through 2510169 Alberta Inc., an Alberta corporation and a direct, wholly owned subsidiary of Above Food (“TopCo”) with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Bite or Above Food presently know or that Bite or Above Food currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Bite’s and Above Food’s expectations, plans or forecasts of future events and views as of the date of this Press Release. Bite and Above Food anticipate that subsequent events and developments may cause Bite’s and Above Food’s assessments to change. However, while Bite and Above Food may elect to update these forward-looking statements at some point in the future, Bite and Above Food specifically disclaim any obligation to do so. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this Press Release is based on the estimates of Above Food and Bite management. Above Food and Bite obtained the industry, market and competitive position data used throughout this Press Release from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Above Food and Bite believe their estimates to be accurate as of the date of this Press Release. However, this information may prove to be inaccurate because of the method by which Above Food or Bite obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data and the voluntary nature of the data gathering process.

Important Information

This press release does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed transaction. In connection with the proposed transaction, Bite and Above Food, through TopCo intend to file with the SEC a registration statement on Form F-4 (the “Registration Statement”), including a proxy statement/prospectus relating to the proposed transaction, which will be mailed once definitive to holders of Bite’s common stock in connection with Bite’s solicitation of proxies for the vote by Bite’s stockholders regarding the proposed transaction and related matters, as will be described in the Registration Statement, and including a prospectus relating to, among other things, the offer of the securities to be issued by TopCo in connection with the proposed transaction. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, and any amendments thereto and any other documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information about Bite, Above Food and the proposed transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Bite or TopCo through the website maintained by the SEC at http://www.sec.gov. These documents (when they are available) can also be obtained free of charge from Bite upon written request to Bite by emailing alberto@biteacquisitioncorp.com.

Non-GAAP Financial Measures

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including, but not limited to Adjusted EBITDA, Adjusted EBITDA Margin and certain pro forma financial data, in each case presented on a non-GAAP basis, and certain ratios and other metrics derived therefrom. The Company defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization, adjusted for non-recurring items that are infrequent or abnormal to the company’s normal operations resulting from discontinued operations, extraordinary items, unusual or infrequent items, and changes resulting from changes in accounting policies/principles, and Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues. A reconciliation of certain of these non-GAAP financial measures to their most comparable GAAP measure is set forth in the appendix of the investor presentation furnished with Bite’s Current Report on Form 8-K.

These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the Company’s press release of these measures may not be comparable to similarly-titled measures used by other companies. The Company believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company believes that these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing the Company’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. This press release also includes certain projections of non-GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Participants in the Solicitation

Bite and Above Food and their respective directors and certain of their respective executive officers, other members of management and employees, under SEC rules, may be considered participants in the solicitation of proxies with respect to the proposed transaction. Information about the directors and executive officers of Bite is included in Bite’s Annual Report on Form 10-K, filed with the SEC on March 31, 2023, which is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the participants in the proxy solicitation and a description of their direct interests, by security holdings or otherwise, will be set forth in the Registration Statement and other relevant materials to be filed with the SEC regarding the proposed transaction by Bite or TopCo. Stockholders, potential investors and other interested persons should read the Registration Statement (when available) carefully before making any voting or investment decisions. These documents, when available, can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell or exchange, or the solicitation of an offer to sell, exchange, buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Contacts

Media:

Nathaniel Garnick/Grace Cartwright

Gasthalter & Co.

+1 (212) 257-4170

AboveFood@gasthalter.com

Investors:

investors@abovefood.com